Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, made as of February 27, 2003, by and between THE FINANCE COMPANY, for itself and its present and future subsidiaries and affiliates (“TFC”), and ROBERT S. RALEY, JR., (“RALEY”), to become effective on March 1, 2003.

WITNESSETH

WHEREAS, it is anticipated that Raley will, on or about March 1, 2003, cease being TFC’s chief executive officer involved full-time in the routine management of TFC, but will continue to perform some of the duties he previously performed and to perform certain other duties; and,

WHEREAS, TFC desires that Raley continue to be a corporate officer and employee, performing certain specified duties and available to perform certain other duties as he may be called upon to perform from time to time, which employment Raley hereby accepts.

NOW, THEREFORE, in consideration of the mutual promises and undertakings contained herein and other good and valuable consideration, the adequacy and receipt of which the parties do hereby acknowledge, the parties hereby covenant and agree to the following terms and conditions relating to Raley’s employment on and after March 1, 2003.

1. Existing Employment Agreement. Effective on December 31, 2002, Raley’s Employment Agreement made as of October 22, 1992, shall be, and is hereby, mutually terminated; provided, however, any compensation, benefits or other entitlements earned or accrued by or to Raley under the October 22, 1992 Employment Agreement but not fully paid, performed or satisfied on or before January 1, 2003, shall continue to be payable to, or to be performable for, Raley until all such obligations of TFC are fully satisfied. Otherwise, the provisions of this Agreement shall be applicable exclusively to Raley’s continued employment by TFC.

2. Corporate Office & Duties. Provided that Raley is, during the term of this Agreement, elected Chairman of TFC’s Board of Directors, that position shall be, and it is hereby made effective January 1, 1993, a corporate office of TFC held by an employee. Raley’s duties as Chairman of the Board shall be to represent TFC and its interests in its public, industry and political relations; to advise TFC’s management on its corporate financing plans and endeavors and, if requested, represent TFC in connection therewith; to represent TFC’s Board of Directors and Shareholders at TFC’s Executive Staff meetings; upon request therefore or on his own initiative, consult with and advise TFC’s Chief Executive Officer and President or such other officers of TFC as its Chief Executive Officer may refer to him; and, to perform such other duties as TFC’s or its parent company’s Board of Directors may request of him from time to time. Such corporate-officer duties shall be in addition to, but not in lieu of, his duties as a director and Chairman of TFC’s and/or its parent company’s Board of Directors that are Board memberships or offices rather than corporate offices.

3. Performance of Duties. It is understood and agreed that Raley’s performance of his corporate-officer duties will not require his physical presence routinely at any of TFC’s offices, on a daily basis or during specified hours; however, Raley shall devote so much of his time as may be reasonably needed to perform his said duties, at such place or places as a particular duty may be performed effectively. Accordingly, Raley shall be free to engage in such other businesses, endeavors and activities as he may elect, provided such does not violate, directly or indirectly, the restrictions thereon contained in paragraph 8, below. Notwithstanding the foregoing, TFC shall continue to provide Raley with the following facilities and equipment which he may, at his election from time to time, utilize to perform his duties hereunder:

        (a) An office in TFC’s Corporate Headquarters, together with such facilities therein, secretarial assistance and supplies as may be reasonably required and suitable.

        (b) Telecopier(s), personal computer, telephone service(s), stenographic services, stationary supplies and similar office equipment and material for use in such office(s) as Raley may establish in his residence(s) for the primary purpose of performing his duties hereunder. If, however, such equipment or service is not devoted primarily to Raley’s duties hereunder, TFC may, at its election, not provide such but only reimburse Raley for the costs of such proportionate to its use on the business of TFC.

4. Term. Subject to the provisions of early termination as hereinafter provided, the term of this Agreement shall begin on January 1, 2003, and shall terminate on December 31, 2008.

5. Compensation.

        (a) For all services rendered by Raley under this Agreement, TFC shall pay Raley a base salary of $300,000.00 per year, payable in equal semi-monthly installments (pro rated for partial periods), beginning with TFC’s regular mid-month pay day in March 2003.

        (b) Raley shall receive a bonus equal to one percent (1%) of the annual net pre-tax income of TFC as hereinafter provided. The term “net pre-tax income” as used herein shall mean the consolidated annual net pre-tax income of TFC and its subsidiaries. In computing the annual net pre-tax income, no deduction shall be taken or allowance made for federal or state income taxes paid by TFC or for bonuses paid by TFC to Raley pursuant hereto or to other employees as contemplated by subparagraph 5 (c), below. Said bonuses shall accrue and become vested on December 31 of each year; however, the bonuses provided in this subparagraph 5 (b) shall be payable as follows:

As soon as the audited financial statements prepared by TFC’s independent public accountants are available, Raley’s bonus entitlement for the preceding fiscal year will be finally determined; and shall be promptly paid to him.

        (c) Nothing in the above subparagraphs of this Paragraph 5 is to be interpreted as restricting or limiting the power of TFC’s Board of Directors to authorize and direct giving any TFC employee, from time to time, such additional bonuses or other incentives as the Board may deem appropriate.

6. Expenses and Other Benefits. Upon the presentation of an itemized accounting and the submission of supporting vouchers, Raley shall be promptly reimbursed for all reasonable and necessary expenses incurred by him in his performance of the business of TFC. TFC shall furnish Raley two suitable automobiles for his personal and business use and shall pay all reasonable expenses for the operation and maintenance of said automobiles, including, but not limited to gasoline, repairs, insurance and required licenses. In addition, TFC will provide Raley all other employee benefits as he now has or as may be approved for TFC employees generally or its executives of Raley’s level, including his being permitted to continue to participate in the “key-man” insurance TFC carries on his life.

7. Restrictions on Raley’s Other Activities. During the term of this Agreement and, thereafter, at any time that he is receiving disability, deferred compensation/retirement or other payments or benefits provided for in this Agreement, Raley shall not engage, for himself or for any other party, directly or indirectly, in any business, endeavors or other activities, for compensation or otherwise, that is or becomes in competition with the businesses that TFC is then engaged in, either itself or through TFC’s subsidiary or affiliated businesses, without the prior written consent of TFC; nor shall Raley engage, for himself or any other party, directly or indirectly, in any business, endeavor or other activity that, because of his and his name’s long association with TFC, might adversely reflect upon TFC, its condition, business or industry. The restrictions specified in this paragraph shall not be construed as preventing Raley from investing his assets in such form or manner as will not interfere with his performance of his duties hereunder, result in Raley owning more than ten percent (10%) of the publicly-traded stock of the entity in which such investments are made if such entity is or becomes a competitor of TFC, or be reasonably expected to cause conflicts of interests to arise between TFC and Raley or the entity in which such investments are made.

8. Disclosure of Information. Raley recognizes and acknowledges that the list of TFC’s customers, its marketing methods and its business plans and procedures, as they may exist from time to time (its “trade secrets”), are valuable, special and unique assets of TFC’s business. To the extent that they have not become public knowledge, Raley will not, during or after the term of his employment, disclose TFC’s trade secrets or any part thereof to any unaffiliated person, firm, corporation, association or other entity for any reason or purpose whatsoever without TFC’s prior consent. In the event of a breach or threatened breach by Raley of the provisions of this paragraph, TFC shall be entitled to an injunction restraining Raley from disclosing, in whole or in part, TFC’s trade secrets or from rendering any services to any unaffiliated person, firm, corporation, association or other entity to whom such trade secrets, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein shall be construed as prohibiting TFC from pursuing any other remedies available for such breach or threatened breach, including the recovery of damages.

9. Disability. If Raley is unable to perform his duties hereunder by reason of illness or other medical or mental incapacity for a consecutive period of not more than six (6) months, he shall be entitled to his regular compensation (including bonuses and all other benefits) during the period of such illness or incapacity. In the event that such illness or other medical or mental incapacity exceeds six (6) consecutive months in duration, his aforesaid base salary and bonuses, but not the other benefits specified in paragraph 6 above, may, after the initial six (6) consecutive months period, be reduced by fifty percent (50%), provided that Raley’s full compensation shall be reinstated upon his return to the discharge of his duties hereunder. Notwithstanding anything herein to the contrary, TFC may terminate this Agreement at any time after Raley shall be unable to perform his duties, for whatever cause, for a continuous period of more than one (1) year.

10. Death During the Term Hereof. If Raley dies during the term of this Agreement, TFC shall pay to his estate the compensation (including bonuses and all other benefits) which would otherwise be paid to and accrued by him through the end of the month in which his death occurs. Thereafter, commencing on the first day of the month following Raley’s death, TFC shall pay to Raley’s estate his base salary for a period of twelve (12) months.

11. Termination for other Reasons. In addition to the reasons stated in paragraphs 9 and 10 above, this Agreement may be terminated by TFC, its successors or assigns, prior to the expiration of the term hereof, for any of the following reasons:

        (a) In the event that: (i) Raley ceases to be elected and serve as the Chairman of TFC’s Board of Directors, (ii) all or substantially all of TFC’s assets are sold to a third party, (iii) more than fifty percent (50%) of the then issued and outstanding stock of TFC or its parent corporation(s) are sold to, or exchanged for equity interests in, persons or a business entity(ies)

controlled by persons or entities, that would not constitute a “continuity of interest”, as that term is used in connection with Section 368(a) (1) (a)-(c) of the Internal Revenue Code, (iv) TFC is not a surviving corporation in any merger or consolidation involving it, or (v) TFC is dissolved voluntarily or by operation of law.

        (b) Notwithstanding any other provision of this Agreement, TFC reserves the right to terminate Raley’s employment hereunder and this Agreement, without notice, for cause and such termination shall not constitute a breach of this Agreement by TFC. As used herein, any one or more of the following shall constitute such cause: (i) Raley’s fraud, misappropriation, embezzlement or similar wrongful acts upon or against TFC or its subsidiaries; (ii) final conviction of Raley of a felony involving moral turpitude, provided such conviction is reasonably expected to materially interfere with Raley’s performance of his duties hereunder or materially effect TFC’s or its subsidiaries’ ability to engage in their businesses, or is reasonably expected to significantly effect the business reputation of TFC and/or its subsidiaries; or (iii) Raley’s material violation of any provision of this Agreement that is reasonably expected to have significant effect on TFC and/or its subsidiary(ies) or affiliated businesses. In the event of termination of this Agreement pursuant to this paragraph, Raley shall be entitled to such unpaid base salary as shall have accrued as of the date of his termination, together with any bonuses that would become payable on such date had TFC’s fiscal year then ended; however, in the event Raley contests the existence of grounds for his termination for cause or the appropriateness thereof and the matter is submitted to alternative dispute resolution methods pursuant to Paragraph 14, below, Raley shall continue to receive his base salary until final arbitration award is rendered by the arbitrator(s). Any determination that this Agreement is to be terminated for cause shall be made only upon the affirmative vote of a majority of the disinterested directors in a Special Joint Meeting of the Directors of TFC’s parent corporation, called for that specific purpose, at which meeting Raley is afforded an opportunity to be present and heard.

12. Reservation of Right to Insure. TFC, its successors or assigns, reserve the right to insure the health and life of Raley and/or his wife, as the sole beneficiary of such insurance and at its expense, in the amount(s) it deems necessary to cover the costs and expenses to it of making the payments required hereunder upon Raley’s disability or death and/or upon the Raley Plan becoming effective; and such insurance may be a part of or in addition to any “key-man” insurance carried by TFC on Raley. This provision shall survive the termination of this Employment Agreement and any extension or replacement agreement thereof.

13. Alternative Dispute Resolution Means. Any controversy or dispute arising out of, or relating to this Agreement, or any breach thereof, shall be settled by alternative dispute resolution means, including “rent a judge” or arbitration in accordance with the rules of commercial arbitration then obtaining of the American Arbitration Association, and judgment upon any award rendered, including the attorney’s fees, costs and expenses of the prevailing party as the arbitrator(s) may deem equitable, may be entered in any court having jurisdiction hereof and the parties.

14. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and personally delivered, transmitted by facsimile means, or if sent by certified mail to his residence, in the case of Raley, or to its principal office in the case of TFC.

15. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the waiving party.

16. Assignment. The rights and obligations of the parties under this Agreement shall inure to the benefit of and shall be binding upon them, their heirs, personal representatives, successors and assigns; however, no assignment of rights, powers or benefits by Raley shall be binding upon TFC without the consent of its Board of Directors.

17. Affiliated Entities. Any business entity which is controlled by or controls another, directly or indirectly, shall be deemed to be an “affiliate” or, if 51% owned, a “subsidiary” or “parent” of each other for purposes of this Agreement.

18. Entire Agreement. This instrument contains the entire Agreement between the parties. It may not be changed orally but only by a writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

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IN WITNESS WHEREOF, the parties have executed this Agreement, as of the date first above written.

(Corporate Seal)	THE FINANCE COMPANY

ATTEST:

/s/ DENISE L. NEWLON	By:	/s/ RONALD G. TRAY
President

/s/ ROBERT S. RALEY, JR.
Robert S. Raley, Jr.